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                                                                     EXHIBIT 2.1
                      AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of July 24, 1997, by and among (a) NEWPARK RESOURCES, INC., a Delaware corporation ("Newpark"), and (b) HILL M. DISHMAN, JAMES C. DISHMAN and JAMES C. DISHMAN, JR. (each a "Stockholder" and, together, the "Stockholders"), with reference to the following facts:

          A. The Stockholders own beneficially and of record 100% of the outstanding capital stock (the "Target Shares") of BOCKMON CONSTRUCTION COMPANY, INC., a Texas corporation ("Bockmon") and BOCKMON CONSTRUCTION COMPANY OF LOUISIANA, INC., a Texas corporation ("Bockmon Louisiana") (each a "Company," and, together, the "Companies"). Each reference to "the Companies" herein means either or both of them or, with respect to negative statements, neither nor both of them.

          B. The Companies are engaged together in providing construction and site preparation services to the oil and gas industry in the Gulf Coast region.

          C. The parties intend that this Agreement shall constitute a plan of reorganization (the "Plan") of the type described in Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and that the transaction will be treated as a "pooling of interests" for accounting purposes. The Plan comprises the acquisition by Newpark of the Target Shares (including the goodwill of the Companies associated therewith) from the Stockholders solely in exchange for 251,000 newly issued shares of voting Common Stock of Newpark (the "Newpark Shares"). Such transaction is sometimes referred to herein as the "Exchange," and the consummation of the Exchange on the date hereof is sometimes referred to herein as the "Closing."

          D. Newpark and the Stockholders believe that it is in their best interests to adopt the Plan and consummate the Exchange.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

          1. Plan of Reorganization.

             1.1 Adoption of Plan. Newpark and the Stockholders hereby adopt the plan of reorganization herein set forth.

             1.2 Exchange of Shares. Concurrently with the execution of this Agreement, and subject to all of the terms hereof, the Stockholders will deliver to Newpark certificates representing all of the Target Shares, duly endorsed for transfer to Newpark or accompanied by separate stock powers so endorsed, and Newpark will issue and deliver certificates representing the Newpark Shares to the Stockholders, in proportion to their ownership of the Target Shares. No fractional Newpark Shares will be issued; if fractional shares otherwise would issue, the Stockholders shall instruct Newpark as to the rounding of such shares.
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          1.3 Securities Act Legend on Newpark Shares.  Each Stockholder hereby agrees that he will not offer to sell, transfer or otherwise dispose of any of the Newpark Shares issued to him pursuant to the Exchange, except in accordance with the applicable provisions of the "Securities Act" and the "Rules and Regulations" (as such terms are defined in Section 15). Certificates representing the Newpark Shares initially will bear the following legend:

  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SAID ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE IN THE OPINION OF COUNSEL FOR THE ISSUER."

          1.4 Pooling of Interests Restriction. Each Stockholder hereby agrees that he will not offer to sell, transfer or otherwise dispose of any of the Newpark Shares issued to him pursuant to the Exchange until such time as financial results covering at least 30 days of combined operations of Newpark and the Companies have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies.

  2. Ancillary Agreements.

          2.1 Noncompetition Agreements. At the Closing, as a necessary incident of the Exchange, Newpark and the Stockholders will execute and deliver noncompetition agreements substantially as set forth in Exhibit 2.1 attached to this Agreement.

          2.2 Registration Rights Agreement. On the Closing Date, Newpark and the Stockholders will execute and deliver a Registration Rights Agreement substantially as set forth in Exhibit 2.2 attached to this Agreement.

  3. Representations and Warranties of the Stockholders.

          A. Except as otherwise specifically set forth in a letter ("the Disclosure Letter") delivered by the Stockholders to Newpark prior to the execution hereof, the Stockholders hereby jointly and severally warrant and represent the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's obligations to consummate the Exchange and issue the Newpark Shares):

          3.1 Organization and Good Standing of the Companies.

              3.1.1 Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Each Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where the character or location of the assets owned by such Company or the nature of the business transacted by such Company require such

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qualification, except where failure to be so qualified would not have a
"Material Adverse Effect" (as defined in Section 15). The Disclosure Letter includes, for each Company, a list of the jurisdictions in which such Company is qualified to do business.

          3.1.2 The Stockholders have furnished to Newpark complete and correct copies of each Company's Articles of Incorporation and Bylaws as in effect on the date hereof.

          3.1.3 The Stockholders have heretofore made available to Newpark for its examination copies of the minute books, stock certificate books and corporate seal of each Company. Said minute books are accurate in all material respects and reflect all resolutions adopted and all material actions expressly authorized or ratified by the stockholders and directors of such Company. The stock certificate books reflect all issuances, transfers and cancellations of capital stock of such Company.

      3.2 Capitalization.

          3.2.1 The authorized capital stock of Bockmon consists of 20,000 shares of stock, $10.00 par value per share, of which 7,200 shares are issued and outstanding as of the date hereof. The authorized capital stock of Bockmon Louisiana consists of 1,000 shares of stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding as of the date hereof. All such issued and outstanding shares are validly issued, fully paid and nonassessable. The Disclosure Letter includes the names, addresses and social security numbers of, and the number of the Target Shares owned by, each of the Stockholders.

          3.2.2 There are no options, warrants, subscriptions or other rights outstanding for the purchase of, and all securities convertible into, capital stock of either Company. No shares of either Company are held as treasury stock.

      3.3 Equity Interests. The Companies do not have a material equity interest in any other "Person" (as defined in Section 15).

      3.4 No Violation. The execution, delivery and performance of this Agreement by the Stockholders are not contrary to the Articles of Incorporation or Bylaws of either Company and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other material contract or agreement to which either Company, the Stockholders or any of them are a party or by which any of them are bound.

      3.5 Financial Statements. The compiled balance sheets of each Company as of December 31, 1994, December 31, 1995 and December 31, 1996, and the related compiled statements of income, stockholders' equity and cash flows for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, accompanied by the reports and opinions of Cook Shaver Parker & Williams, independent certified public accountants, and the unaudited balance sheet of each Company as of May 31, 1997, and the related statement of income for the five month period ended on said date, certified by the principal financial officer of each Company, subject to year-end

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adjustments, copies of which have heretofore been delivered to Newpark
(collectively the "Company Financial Statements"), were prepared in accordance with the books and records of such Company in accordance with generally accepted accounting principles (except for the absence of statements of stockholders' equity and cash flows and footnotes from the May 31, 1997, financial statements) consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the financial position, results of operations and cash flows of each Company for and as of the end of each of such periods.

          3.6 Properties. The Companies have good title to the assets and properties shown in the Company Financial Statements or acquired since the date of the latest balance sheet included therein, except as since sold or otherwise disposed of in the ordinary course of business. Such title is free and clear of all liens, charges, security interests, encumbrances, leases, covenants, conditions and restrictions other than "Permitted Liens" (as defined in Section
15). The plants, structures, leasehold improvements, machinery, equipment, furniture and other tangible assets owned or leased by the Companies are in good operating condition and repair, subject only to ordinary wear and tear, taking into account the respective ages of the assets involved, and constitute all the fixed tangible assets necessary for the operation of the businesses of the Companies in accordance with their current methods of operation in all material respects.

      3.7 Contracts.

          3.7.1 The Disclosure Letter includes a listing with respect to each Company of all oral or written (a) contracts, commitments, sales orders or purchase orders, whether or not entered into in the ordinary course of business, which involve future payments, performance of services or delivery of goods and/or materials, to or by such Company of an amount or value in excess of $25,000; (b) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (c) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (d) leases, contracts or commitments affecting ownership of, title to, use of or any material interest in real estate; (e) employment contracts and other contracts, agreements, or commitments to or with individual employees, consultants or agents extending for a period of more than six months from the date hereof or providing for earlier termination only upon payment of a penalty or the equivalent thereof; (f) equipment leases providing (in any one lease or group of related leases) for payments in excess of $10,000 per year; (g) contracts under which the performance of any obligation of such Company is guaranteed by a Stockholder or other third party, including performance bonding arrangements;
(h) contracts or commitments providing for payments based in any manner upon the revenues, purchases or profits of such Company; (i) bank credit, factoring and loan agreements, indentures, promissory notes and other documents representing indebtedness for borrowed money; (j) patent licensing agreements and all other agreements with respect to patents, patent applications, trademarks, service marks, trade names, technical assistance, special processes, know-how, copyright or other like items; and (k) other contracts and agreements to which such Company is a party and which have not been fully performed, involving consideration having a value in excess of $25,000 or a remaining period for performance in excess of nine months (all such items being collectively referred to herein as "Material Contracts"). The Stockholders have furnished to Newpark true and complete copies of all such Material Contracts.

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          3.7.2 All Material Contracts are valid and binding obligations of the contracting Company listed in the Disclosure Letter and, to the "best of the knowledge of the Stockholders" (as defined in Section 15), the other parties thereto in accordance with their respective terms, subject to the "Bankruptcy Exception" (as defined in Section 15); there have been no amendments to or modifications to any Material Contract (except as set forth in the copies furnished to Newpark); no event has occurred which is, or, following any grace period or required notice, would become a material default by such Company under the terms of any Material Contract; except to the extent specifically reserved against on the latest balance sheet included in the Company Financial Statements, neither Company is a party to any Material Contract on which the Stockholders anticipate expenses materially in excess of revenues or which is otherwise onerous or materially adverse; and neither Company has expressly waived any material rights under any Material Contract.

      3.8 Outstanding Indebtedness. The Disclosure Letter includes a true and complete schedule of all notes payable and other indebtedness for borrowed money owed by each Company, including a description of the material terms thereof and a description of all properties or assets pledged, mortgaged or otherwise hypothecated (voluntarily or involuntarily) as security therefor.

      3.9 Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Letter and except for liabilities and obligations reflected on the latest balance sheet included in the Company Financial Statements or arising in the ordinary course of business since the date of such balance sheet, none of which latter items, individually or in the aggregate, have a Materially Adverse
Effect: (a) the Companies do not have, and none of their properties are subject to, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which are of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles; and (b) to the best of the knowledge of the Stockholders, the Companies do not have, and none of their properties are subject to, any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether or not of a type which are required to be shown or reflected on financial statements prepared in a manner consistent with generally accepted accounting principles. Neither Company is in default with respect to any material term or condition of any indebtedness.

     3.10 No Litigation. Except as disclosed in the Disclosure Letter, there are no actions, suits or proceedings (whether or not purportedly on behalf of a Company) pending or, to the knowledge of the Stockholders, threatened against or affecting either Company, at law or in equity or before or by any "Government Body" (as defined in Section 15) or before any arbitrator of any kind. To the best of the knowledge of the Stockholders, neither Company is in default with respect to any judgment, order, writ, injunction, decree, award of any Government Body.

     3.11 Environmental Matters.

          3.11.1 Neither the Companies nor, to the best of the knowledge of the Stockholders, any previous owner, lessee, tenant, occupant or user of any real property owned or leased on or prior to the date hereof by the Companies (such real property and any and all buildings and other improvements thereon being herein referred to as the "Property") used, generated,

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manufactured, treated, handled, refined, processed, released, discharged, stored or disposed of any "Hazardous Materials" (as defined in Section 15) on, under, in or about the Property, or transported any Hazardous Materials to or from the Property in violation of any "Hazardous Materials Laws" (as defined in Section
15) in a manner or to an extent that resulted or is reasonably likely to result in a Material Adverse Effect. To the best of the knowledge of the Stockholders, no underground tanks or underground deposits or Hazardous Materials, the existence of which would have a Material Adverse Effect, existed on, under, in or about any Property previously owned or leased by the Companies on or prior to the date that fee or leasehold title to such Property was transferred to a third party by the Companies. To the best of the knowledge of the Stockholders, no underground tanks or underground deposits or Hazardous Materials the existence of which would have a Material Adverse Effect exist on, under, in or about any Property that is currently owned or leased by the Companies.

          3.11.2 While any Property was owned or leased by the Companies, they did not violate to an extent that would have a Material Adverse Effect any applicable federal, state and local laws, ordinances or regulations, now or previously in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under, in or about such Property (including without limitation the Hazardous Materials Laws).

          3.11.3 As of the date hereof, to the best of the knowledge of the Stockholders, there are no (1) enforcement, clean-up, removal, mitigation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws against the Companies or any Property presently owned or leased by the Companies, (2) claims made or threatened by any Person or Government Body relating to the Property against the Companies or any Property presently owned or leased by the Companies or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials or (3) any occurrence or condition known to the Stockholders on any Property that is currently owned or leased by the Companies that can reasonably be expected to subject the Companies or such Property to any material restrictions on occupancy, transferability or use of any Property under any Hazardous Materials Laws. The Disclosure Letter includes a list of all complaints, notices of violation and claims relating to Hazardous Materials Laws which, to the knowledge of the Stockholders, have been received by or asserted against the Companies.

     3.12 Taxes.

          3.12.1 The Companies have filed all income, franchise and other "Tax Returns" (as defined in Section 15) required to be filed by them by the date hereof. All "Taxes" (as defined in Section 15) imposed by the United States, the States of Texas and Louisiana and by any other state, municipality, subdivision, or other taxing authority, which are due and payable by the Companies have been paid in full or are adequately provided for by reserves reflected on the latest balance sheet included in the Company Financial Statements. Bockmon Louisiana is an S corporation under Subchapter S of the Code for federal income Tax purposes and has maintained its status as an S corporation continuously since its election to be taxed as such on January 1, 1993. The Stockholders have paid all income Taxes required to be paid by them with respect to all items of income, net of all deductions, allocable to them for federal income tax purposes by reason of

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Bockmon Louisiana's status as an S corporation, for each taxable year ended on or before December 31, 1996.

          3.12.2 All contributions due from the Companies pursuant to any unemployment insurance or workers compensation laws and all sales or use Taxes which are due or payable by the Companies have been paid in full. The Companies have withheld and paid to, or will cause to be paid to, the appropriate taxing authorities all amounts required to be withheld from the wages of their employees under state law and the applicable Code provisions.

          3.12.3 The Stockholders have furnished to Newpark true and complete copies of the federal income Tax Returns and comparable state Tax Returns of the Companies covering the years ended December 31, 1994, December 31, 1995 and December 31, 1996, constituting complete and accurate representations in all material respects of the Tax liabilities of the Companies for the relevant periods stated therein and accurately setting forth all relevant material items, including the Tax bases of all assets, where required to be set forth in such Tax Returns.

     3.13 Permits and Licenses. The Companies have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their businesses in all material respects as conducted on the date hereof, and the Companies are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders relating to their businesses, except where failure to have any such license, franchise, permit or authorization or failure to comply with any such laws, rules, regulations and orders would not have a Material Adverse Effect. The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the termination or suspension of any license, franchise, permit or governmental authorization or violate any provision of or constitute a default under any law, rule or regulation, order, writ, injunction or decree of any Government Body applicable to the Stockholders or the Companies, where such violation or default would have a Material Adverse Effect.

     3.14 No Labor Problems. The Companies have not been charged with any unresolved unfair labor practices and there are no material controversies pending or threatened between the Companies and any of their employees. The Companies have complied in all material respects with all laws relating to wages, hours, collective bargaining and similar employment matters the noncompliance with which would have a Material Adverse Effect, and the Companies have paid all social security and similar Taxes that are due and payable and are not liable for any arrears or wages or any Taxes or material penalties for failure to comply with any of the foregoing.

     3.15 Employee Benefit Plans.

          3.15.1 Definition of Benefit Plans. For purposes of this Section 3.15, the term "Benefit Plan" means any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees or former employees of the Companies or any "ERISA Affiliate" (as hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

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              (a) Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other compensation plan, rabbi trust, program, contract, arrangement or practice;

              (b) ERISA Plans - any "employee benefit plan" (as defined in
Section 3(3) of ERISA), including, but not limited to, any "multi-employer plan" (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

              (c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

          3.15.2 ERISA Affiliate. For purposes of this Section 3.15, the term "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with either Company is treated as single employer under Section 414(b), (c), (m) or (o) of the Code.

          3.15.3 Identification of Benefit Plans. The Companies do not maintain, and have not at any time established or maintained, nor have at any time been obligated to make contributions to or under or otherwise participate in any Benefit Plan.

          3.15.4 MEPPA Liability/Post-Retirement Medical Benefits/ Defined Benefit Plans/Supplemental Retirement Plans. Neither the Companies nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under any multi-employer plan. Neither the Companies nor any ERISA Affiliate maintains, or has at any time established or maintained, or has at any time been obligated to make contributions to or under (i) any plan which provides post-retirement medical or health benefits, (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (iii) any defined benefit pension plan subject to Title IV of ERISA or (iv) any plan which provides retirement benefits in excess of the limitations of Section 415 of the Code.

          3.15.5 Liabilities. The execution and performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligation to make any payment which, as an "excess parachute payment" under
Section 280G of the Code, would not be deductible.

     3.16 Insurance. The Stockholders have furnished to Newpark a complete list of all insurance policies that the Companies maintain, indicating risks insured against, carrier, policy number, amount of coverage, premiums and expiration date.

     3.17 Interest in Competitors, Suppliers, etc. Except as set forth in the Disclosure Letter, none of the Stockholders, and no officer or director of the Companies or any Family Member

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of any such Person, owns, directly or indirectly, individually or collectively, any interest in any corporation, partnership, proprietorship, firm or association which (a) is a competitor, customer or supplier of the Companies, or
(b) has an existing contractual relationship with the Companies, including but not limited to lessors of real or personal property leased to the Companies and entities against whom rights or options are exercisable by the Companies. The Companies own, free and clear and without payment of any royalty or fee, all interests in the assets, profits or businesses of the Companies that have previously been held by any Affiliate of the Companies, including the Stockholders and their Family Members.

     3.18 Indebtedness with Insiders. Except for accrued salaries for one payroll period, vacation pay and business expense reimbursements, the Companies are not indebted to any of the Stockholders, directors or officers of the Companies or any Affiliate of any such Person. None of such Persons is indebted to the Companies.

     3.19 Consents. No authorizations, approvals or consents of any Government Body are required for consummation of the transactions contemplated by this Agreement or the subsequent operation of the businesses of the Companies.

     3.20 Patents, Trademarks and Other Intangibles. The Disclosure Letter includes a list of all material patents, patent applications, trade names, trademark registrations and applications therefor, copyrights, licenses, franchises and other assets of like kind ("Intangible Assets") and all interests in Intangible Assets which are owned in whole or in part by or registered in the names of the Companies. The Companies own or have the right to use all Intangible Assets now used in the conduct of their businesses. Such Intangible Assets include all of the proprietary products and formulations developed by the Companies or used by them in their businesses. The Companies are not obligated to pay any royalty or other fee to any licensor or other third party with respect to any Intangible Assets. The Stockholders have no knowledge of any claim received by the Companies alleging any conflict between any aspect of the businesses of the Companies and any Intangible Assets claimed to be owned by others which, if determined adversely to the Companies, would have a Material Adverse Effect. None of the Stockholders, no other officer or director of the Companies, and no Person that is an Affiliate of any such Person has any interest in any Intangibles Assets which are presently used by the Companies or which infringe upon, conflict with or relate to improvements or modifications of any Intangible Assets presently used by the Companies.

     3.21 Purchases and Sales. Since December 31, 1996, the Companies have not placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices and have not entered into contracts with customers under conditions relating to price, terms of payment, time of performance or like matters materially different from the conditions regularly and usually specified in contracts for similar engagements from customers similarly situated.

     3.22 Brokerage and Finder's Fees. Neither the Companies nor the Stockholders (or any Affiliate of the Stockholders) has incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions for which the Companies could be liable with respect to the transactions contemplated by this Agreement.

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     3.23 Absence of Certain Changes.  Since December 31, 1996, except for matters of a general economic nature which do not affect the Companies uniquely, the Companies have not:

          3.23.1 suffered any Material Adverse Effect;

          3.23.2 borrowed or agreed to borrow any funds in excess of $25,000 in the aggregate or incurred or become subject to any obligation or liability (absolute or contingent) in excess of $25,000 in the aggregate, except obligations and liabilities incurred in the ordinary course of business;

          3.23.3 mortgaged, pledged, hypothecated or otherwise encumbered any of its properties or assets except for Permitted Liens;

          3.23.4 made or agreed to make any distribution of any funds or assets of any kind whatsoever to any past or present stockholder of the Companies or any Affiliate of any such Person, whether by way of dividend, redemption or purchase of capital stock, or any other type of distribution on or with respect to their capital stock, whether or not similar to the foregoing, except dividends by Bockmon Louisiana in an amount that is not in excess of the federal income Tax liabilities of the Stockholders related to the income, net of deductions, that is allocable to them as a result of Bockmon Louisiana's status as an S corporation for 1996 and for the period from January 1, 1997 to and including the day before the date hereof (the "Short Period Income Taxes");

          3.23.5 made any payment of principal or interest on any indebtedness owed to any past or present stockholder of the Companies or any Affiliate of any such Person;

          3.23.6 sold or agreed to sell any of its assets, properties or rights having an aggregate value in excess or $10,000 or canceled or agreed to cancel any debts or claims exceeding $10,000 in the aggregate, except for fair value in the ordinary course of business;

          3.23.7 entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase a material part of its assets, properties or rights;

          3.23.8 increased the rate of compensation of or paid or accrued bonuses to or for any of their officers, employees, consultants or agents, except for normal merit or cost of living increases;

          3.23.9 suffered any damage, destruction or loss in excess of an aggregate of $100,000, whether or not covered by insurance, adversely affecting any of their properties;

          3.23.10 assigned or agreed to assign any of their Intangible Assets;

          3.23.11 suffered any adverse amendment or termination of any Material Contract (or any contract that would have been a Material Contract if not amended or terminated) to which they are a party;

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          3.23.12 paid any commissions or similar fees to brokers or finders for arranging the transactions contemplated by this Agreement or any similar proposed transaction with any other party; or

          3.23.13 entered into any other material transaction other than in the ordinary course of business.

     3.24 No Material Misstatements or Omissions. No representation or warranty by the Stockholders in this Agreement, and no document, statement, certificate, exhibit or schedule furnished or to be furnished to Newpark pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements or facts contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     B. Except as otherwise set forth in the Disclosure Letter, each Stockholder represents and warrants with respect to himself, severally but not jointly, the following (the truth and accuracy of each of which shall constitute a condition precedent to Newpark's obligations to consummate the Exchange and issue the Newpark Shares):

     3.25 Investment Representations.   Either such Stockholder is an
"accredited investor", as that term is defined in Rule 501 of the Rules and Regulations, or such Stockholder, either alone or with such Stockholder's qualified "purchaser representative" (as defined in Rule 501 of the Rules and Regulations), has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of an investment in Newpark Common Stock. Such Stockholder is acquiring his Newpark Shares in the Exchange for investment and not with a view to the sale thereof other than in compliance with the requirements of the Securities Act and applicable Blue
Sky laws.   At the request of Newpark, each Stockholder will furnish to Newpark evidence reasonably satisfactory to Newpark that the foregoing representations are true. Such Stockholder acknowledges that Newpark has made available to him the opportunity to ask questions and receive answers concerning the terms and conditions of the Exchange and to obtain any additional information that Newpark is required to furnish under Regulation D of the Rules and Regulations.

     3.26 Enforceability. This Agreement has been duly and validly executed by such Stockholder, and this Agreement constitutes a legal, valid, and binding obligation of such Stockholder, enforceable against him in accordance with its terms, subject to the Bankruptcy Exception. Such Stockholder has the requisite power to enter into this Agreement and perform his obligations hereunder (including without limitation to sell and deliver his Target Shares), and no other Person's joinder as a party hereto is necessary therefor pursuant to any community property laws or otherwise, and there is no restriction on the power of the Stockholder to sell and deliver his Target Shares pursuant to any trust, estate planning or other similar document or any prenuptial or post-nuptial agreement or arrangement.

     3.27 No Litigation. There are no actions pending or, to the knowledge of the Stockholders, threatened in any court or arbitration forum or by or before any Government Body involving the Companies or such Stockholder relating to or affecting any of the transactions contemplated by this Agreement.

     3.28 Title to Shares. Such Stockholder is the holder of record and owns beneficially that number of Target Shares set forth opposite his name in the Disclosure Letter and owns such Target Shares free and clear of all liens, security interests, encumbrances and restrictions, other than restrictions contemplated by this Agreement. Such Stockholder is not a party to any voting trust, proxy or other agreement with respect to the voting of any of his Target Shares.

  4. Representations and Warranties of Newpark. Newpark hereby represents and warrants the following (the truth and accuracy of each of which shall constitute a condition precedent to the Stockholders' obligations to consummate the Exchange):

     4.1 Organization and Good Standing.

         4.1.1. Newpark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Newpark has corporate power and authority to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it or both require qualification and failure to be so qualified would have a Material Adverse Effect.

         4.1.2. Newpark has furnished to the Stockholders complete and correct copies of Newpark's Certificate of Incorporation and Bylaws as in effect on the date hereof.

     4.2 Capital Stock. The authorized capital stock of Newpark consists of 80,000,000 shares of Common Stock, $.01 par value, of which 31,367,874 shares were issued and outstanding on June 30, 1997, and 1,000,000 shares of Preferred Stock, $.01 par value, of which no shares are issued and outstanding.

     4.3 Newpark Subsidiaries. Each subsidiary of Newpark that is a "significant subsidiary," as defined in Rule 1-02(w) of Regulation S-X of the Rules and Regulations (each a "Newpark Subsidiary" and collectively the "Newpark Subsidiaries), is duly organized and in good standing under the laws of the jurisdiction in which it was incorporated or organized, has full corporate power and authority to carry on its business as now conducted by it and is entitled to own or lease and operate its properties and assets now owned or leased and operated by it. Each Newpark Subsidiary is duly qualified and in good standing as a foreign corporation or other entity in each jurisdiction where the character or location of the assets owned by it or the nature of the business transacted by it require such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

     4.4 Authority. The execution and delivery of this Agreement by Newpark and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Newpark. This Agreement has been duly executed and delivered to the Stockholders and no vote of the stockholders of Newpark or further corporate action is necessary on the part of Newpark to make this Agreement valid and binding upon Newpark in accordance with its terms, subject to the Bankruptcy Exception. The execution, delivery and performance of this Agreement by Newpark are not contrary to the Certificate of Incorporation or Bylaws of Newpark and will not result in a violation or breach of any term or provision or constitute a default or give any party a right to accelerate the due date of any indebtedness under any indenture, mortgage, deed of trust or other contract or agreement to which Newpark is a party or by which Newpark is bound.

     4.5 Newpark Reports. Newpark has delivered to the Stockholders copies of Newpark's Annual Reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996 (as amended), Newpark's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and Newpark's definitive Proxy Statement dated April 4, 1997, for its Annual Meeting of Stockholders held on May 14, 1997. All of said documents and all periodic reports filed by Newpark with the Commission after the date hereof are called the "Newpark Reports" herein. The Newpark Reports have been or will be duly and timely filed with the Commission and are or will be when filed in compliance with the Rules and Regulations. As of their respective dates, none of the Newpark Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     4.6 Newpark Financial Statements. The financial statements contained in the Newpark Reports (the "Newpark Financial Statements") filed on or before the date hereof have been prepared in accordance with the books and records of Newpark and its subsidiaries and in accordance with generally accepted accounting principles consistently applied during the periods indicated, all as more particularly set forth in such financial statements and the Notes thereto. Each of the balance sheets included in the Newpark Financial Statements presents fairly as of its date the consolidated financial condition and assets and liabilities of Newpark and its subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the Notes thereto), Newpark (including its subsidiaries) did not have, as of the dates of such balance sheets, any material liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles. The consolidated statements of earnings and stockholders' equity and consolidated statements of changes in financial position included in the Newpark Financial Statements present fairly the results of operations and changes in financial position of Newpark and its subsidiaries for the periods indicated.

     4.7 Absence of Certain Changes. Since March 31, 1997, there has not been any material adverse change in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole.

     4.8 Issuance and Listing of Stock. Newpark has reserved for issuance the Newpark Shares, and the Newpark Shares, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

     4.9 Consents. No authorizations, approvals or consents of any governmental department, commission, bureau, agency or other public body or authority are required for consummation by Newpark of the transactions contemplated by this Agreement, except such qualifications as may be required under state securities laws relating to the Newpark Shares.

     4.10 No Material Misstatements or Omissions. No representation or warranty by Newpark in this Agreement, and no document, statement, certificate, exhibit or schedule furnished or to be furnished to the Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements or facts contained herein or therein, in the light of the circumstances under which they were made, not misleading.

  5. Conditions to Each Party's Obligations.

     The respective obligations of each party to consummate the Exchange under this Agreement shall be subject to the satisfaction on or before the date hereof of each of the following conditions except to the extent the parties may waive any of such conditions in writing:

     5.1 Government Body Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Government Body required in connection with the execution, delivery and performance of this Agreement, including the issuance of the Newpark Shares, or the operation of the business of the Companies following the date hereof shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect following the Closing.

     5.2 Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Exchange may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Government Body for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Government Body indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

     5.3 Listing of Newpark Shares. The Newpark Shares shall have been listed on the New York Stock Exchange, subject to official notice of issuance.

  6. Conditions Precedent to Obligations of Newpark. The obligations of Newpark to consummate the Exchange and issue the Newpark Shares are subject to the satisfaction of each of the additional following conditions at or prior to the date hereof, unless waived in writing by Newpark:

     6.1 Accuracy of Warranties and Representations. The representations and warranties of the Stockholders herein shall be true and correct in all material respects, and the

Stockholders shall perform or shall have performed in all material respects all covenants required by this Agreement to be performed by them at or prior to the Closing.

     6.2 No Material Adverse Change. There shall have been no changes after December 31, 1996, in the results of operations, assets, liabilities, financial condition or affairs of the Companies which in their total effect have a Materially Adverse Effect on the Companies.

     6.3 Material Contracts. The Companies shall have received consents to assignment of all Material Contracts or written waivers of the provisions of any Material Contracts requiring the consents of third parties as set forth in the Disclosure Letter, except where the failure to have obtained any such consent or written waiver would not have a Material Adverse Effect following the Closing.

     6.4 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for Newpark, and there shall have been furnished to such counsel by the Stockholders certified copies of such corporate records of the Companies and copies of such other documents as such counsel may reasonably have requested for such purpose.

     6.5 Opinion of the Stockholders' Counsel. Newpark shall have received an opinion of Sheldon, Jordan & Dunham, L.L.P., counsel to the Stockholders, dated the date of the Closing, substantially in the form attached hereto as Exhibit 6.5.

     6.6 Directors of the Companies. All of the directors of the Companies shall have resigned, and James D. Cole, Wm. Thomas Ballantine and Matthew W. Hardey shall have been elected to serve as the directors of the Companies.

  7. Conditions Precedent to Obligation of the Stockholders. The obligations of the Stockholders to consummate the Exchange are subject to the satisfaction of each of the following additional conditions at or prior to the date hereof, unless waived in writing by the Stockholders:

     7.1 Accuracy of Warranties and Representations. The representations and warranties of Newpark contained in this Agreement shall be true and correct in all material respects, and Newpark shall perform or shall have performed in all material respects all of the covenants required by this Agreement to be performed by it on or before the Closing.

     7.2 Authorization of Exchange. All corporate action necessary by Newpark to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     7.3 No Material Adverse Change. There shall have been no changes since March 31, 1997, in the results of operations, financial condition, liquidity, assets, properties or business of Newpark and its subsidiaries, taken as a whole, which, in their total effect, have a Material Adverse Effect on Newpark and its subsidiaries.

     7.4 Opinion of Newpark's Counsel. The Stockholders shall have received an opinion of Ervin, Cohen & Jessup LLP, counsel to Newpark, dated the date of the Closing, substantially in the form attached hereto as Exhibit 7.4.

     7.5 Other Legal Matters. All legal matters in connection with this Agreement and the transactions contemplated hereby shall have been approved by counsel for the Stockholders, and there shall have been furnished to such counsel by Newpark certified copies of such corporate records of Newpark (including Board of Directors resolutions approving the Exchange Agreements) and copies of such other documents as such counsel may reasonably have requested for such purpose.

  8. Survival of Representations. All representations, warranties and indemnifications made by Stockholders or Newpark under or in connection with this Agreement shall survive the consummation of the Exchange until the earlier of (a) one year after the Closing or (b) the date when Newpark's independent accountants issue an audit report on their audit of the financial statements containing combined operations of Newpark and the Companies for the period ending December 31, 1997. Neither party shall be entitled to recover against the other for any misrepresentation or breach of warranty except to the extent that written notice of any such claim has been delivered to the party against whom recovery is sought within the applicable period setting forth in reasonable detail and specifying the nature of the claim being asserted. The provisions of this Section and Section 10.3.3 apply only to claims arising under this Agreement and do not affect any other claims that any party may have at any time against any other party, including but not limited to claims that may arise under Hazardous Material Laws.

  9. Post-Closing Covenants.

     9.1 Cooperation and Assistance. Upon request, each of the parties hereto shall cooperate with the other to the extent reasonably requested, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Stockholders and Newpark which are based upon contracts, arrangements or acts of the Stockholders or the Companies or both which were in effect or occurred on or prior to the Closing.

     9.2 Access to Records. The Stockholders shall be entitled, after the Closing, upon reasonable notice and during the regular business hours of Newpark, to have access to and to make copies of the business records of the Companies which relate to periods prior to the Closing. Newpark shall retain such business records for a period of five (5) years following the Closing Date, after which time Newpark may destroy or otherwise dispose of such business records without the Stockholders' consent.

     9.3 Tax Matters.

         9.3.1 Control of Tax Proceedings. Whenever any taxing authority proposes any adjustment, questions the treatment of any item, asserts a claim, makes an assessment, or otherwise disputes the amount of any Taxes for any period or portion thereof ending on or before the date hereof, which adjustment, question, claim, assessment or dispute could, if pursued successfully, result in or give rise to a claim against the Stockholders under this Agreement (a "Tax Claim"), Newpark shall promptly inform the Stockholders in writing of such Tax Claim. The provisions of Section 10 shall apply to the handling of any Tax Claim.

          9.3.2 Current Tax Returns. The Stockholders shall be responsible for the preparation of all Tax Returns of the Companies for all taxable periods that end or ended on or before the date hereof and are not required to be filed (taking into account all extensions) on or before the date hereof. Newpark will make available to the Stockholders, without charge, the services of its personnel and the personnel of the Companies to assist the Stockholders in the preparation of such Tax Returns. Such Tax Returns shall be reasonably satisfactory to Newpark in form and substance. With respect to Bockmon, provided such Tax Returns are delivered to Newpark, in form and substance reasonably satisfactory to Newpark, at least five business days before the due dates thereof (taking into account any and all extensions), Newpark will cause Bockmon to timely file such Tax Returns and to pay the amounts of any Taxes shown as due thereon. With respect to Bockmon Louisiana, the Stockholders shall pay the Short Period Income Taxes.

          9.3.3 Refunds and Credits. Subject to the provisions of Section 9.3.2 above, any refunds and credits against federal income Taxes paid by Bockmon (together in each case with any interest received or credited on or with respect to such refund or credit) attributable to any taxable period or portion thereof ending on or before the date hereof shall be for the account of Bockmon, and any refunds and credits against federal income Taxes paid by the Stockholders with respect to Bockmon (together in each case with any interest received or credited on or with respect to such refund or credit) attributable to any taxable period or portion thereof ending on or before the date hereof shall be for the account of the Stockholders; any refunds or credits of other Taxes attributable to any taxable period ending on or before the date hereof for either Bockmon or Bockmon Louisiana shall be for the account of such Company. To the extent that any such refund, credit or interest thereon exceeds the amount of such refund, credit or interest, if any, accrued on the books of the Companies as of the Effective Time, the Stockholders shall receive credit in an amount equal to the amount of such excess against any liability they may have under Section 10.

          9.3.4 Cooperation. Newpark and the Stockholders shall cooperate in good faith with each other in a timely manner in the preparation and filing of any Tax Returns of the Companies and the handling of any Tax Claims and other Tax matters to which this Agreement relates, other than Tax Claims and Tax matters solely involving Newpark and its Subsidiaries other than the Companies. Each party shall execute and deliver such powers of attorney and make available such other documents and such personnel as are necessary to carry out the intent of this Section 9.3.4. Each party agrees to promptly notify the other parties of any such Tax Claim that does not result in Tax liability but can be reasonably expected to affect any Tax Returns of any of the other parties.

          9.3.5 Retention of Records. Newpark shall (i) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns of the Companies and the handling of any Tax Claims and other Tax matters to which this Agreement relates, and (ii) give to the Stockholders reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the preparation and review of such Tax Returns and the handling of any Tax Claims and other Tax matters to which this Agreement relates, to the extent necessary in connection with any Taxes to which this Agreement relates or any obligation or liability of a party under this Agreement.

     9.4 Stockholder Guarantees. Subject to consummation of the Exchange, Newpark agrees that it will cause the Companies to discharge in accordance with their terms all indebtedness of the Companies as to which the Stockholders have executed personal guarantees, as disclosed in the Disclosure Letter.

  10. Indemnifications.

      10.1 Indemnification by the Stockholders. Subject to the provisions of Sections 8 and 10.3, the Stockholders, jointly and severally, hereby agree to indemnify, defend, protect and hold harmless Newpark against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from (i) any breach of any warranty or representation made by them under or in connection with this Agreement and (ii) the presence on, under, in or about the Property of any Hazardous Materials as of the Effective Time or the noncompliance by the Company with any Hazardous Materials Laws on or before the Effective Time, whether or not disclosed in the Disclosure Letter. Such indemnification shall be solely the responsibility of the Stockholders, and they shall not have any right to recover any portion of their liability from the Companies, whether by right of indemnification, contribution or otherwise.

      10.2 Indemnification by Newpark. Subject to the provisions of Sections 8 and 10.3, Newpark hereby agrees to indemnify, defend, protect and hold harmless Stockholders against all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from any breach of any warranty or representation made by Newpark under or in connection with this Agreement. The rights to such indemnification shall accrue solely to Stockholders, and the Companies shall have no interest therein.

      10.3 Indemnification Procedures and Limitations. The following provisions shall apply to all indemnification and hold harmless provisions of this
Agreement:

           10.3.1 No party shall be required to indemnify another pursuant hereto unless the party seeking indemnification (the "Indemnitee") shall, with reasonable promptness, provide the other party (the "Indemnitor") with copies of any claims or other documents received and shall otherwise make available to the Indemnitor all material relevant information. The Indemnitor shall have the right to defend any such claim at its expense, with counsel of its choosing, and the Indemnitee shall have the right, at its expense, using counsel of its choosing, to join in the defense of any such claim. The Indemnitee's failure to give prompt notice or to provide copies of documents or to furnish relevant data shall not constitute a defense in whole or in part to any claim by the Indemnitee against the Indemnitor except to the extent that such failure by the Indemnitee shall result in a material prejudice to the Indemnitor.

          10.3.2 Except as hereinafter provided, neither party shall settle or compromise any such claim unless it shall first obtain the written consent of the other, which shall not be unreasonably withheld. The foregoing notwithstanding, if suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time after written notice to it of such suit, to take action to defend the same, the Indemnitee shall have the right to defend the claim (without limiting the right of the Indemnitor to participate in the defense) and to charge the Indemnitor with the reasonable cost of any such defense, including reasonable attorneys' fees, and the Indemnitee shall have the right, after notifying but without consulting the Indemnitor, to settle or compromise such claim on any terms reasonably approved by the Indemnitee.

          10.3.3 Neither Newpark nor the Stockholders shall have any liability for breach of warranty or representation hereunder except to the extent that the amount of all valid claims for breach of warranty or representation against it or them hereunder exceeds an aggregate of $25,000. In no event shall the liability of any of the Stockholders for any breach of warranty or representation hereunder exceed the value of the Newpark Shares for which his Target Shares are exchanged in the Exchange, for which purpose they shall be valued at their Closing Value. To the fullest extent permitted by law, Stockholders shall satisfy their liability hereunder by delivering to Newpark some or all of such Newpark Shares, valued at their Closing Value, and Newpark shall satisfy its liability by issuing additional Newpark Shares valued at their Closing Value. Nothing contained herein shall relieve any of the Stockholders or Newpark of any liability he or it may have for any intentional breach of representation or warranty or for breach of any covenants or agreements made herein by such party.

          10.3.4 In determining the amount of any damage, loss, liability, cost or expense suffered by Newpark which gives rise to liability of Stockholders hereunder, there shall be taken into account the amount of any Tax benefits actually realized by Newpark and its subsidiaries attributable to such damage, loss, liability, cost or expense or derived therefrom in the same or any past or subsequent taxable period, also taking into account the Tax treatment of the receipt by Newpark of any payment from Stockholders.

     10.4 Dispute Resolution; Arbitration. The parties desire to finally resolve any and all issues and disputes arising out of or related to this Agreement or its alleged breach as promptly as practicable and, in any event, within the survival period specified in Section 8. Newpark and the Stockholders shall first attempt diligently to resolve any such issue or dispute. They may, if they desire, attempt to mediate the dispute and shall, if they choose, do so in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"), either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated. Any dispute arising out of or related to this Agreement or its alleged breach that cannot be resolved by mutual agreement (including mutually agreed mediation) shall be resolved exclusively by final and binding arbitration, conducted as expeditiously as possible in the City of Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator or arbitrators shall be final, conclusive and binding on all parties. The arbitrators shall prepare an award in writing which reflects the final decision of the arbitrators and a copy of such award shall be delivered to each party to the arbitration. Judicial confirmation of the decision of the arbitrators shall be sought only in the Judicial District Court of Harris County, Houston Division.

  11. Destruction of Assets. All risk of loss with respect to the assets and businesses of the Companies shall be borne by the Stockholders until the Closing to the extent set forth in this Section 11. If on the date hereof any assets of the Companies shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of the Companies (whether or not similar to the foregoing) to an extent which materially affects the value to Newpark of the Target Shares, Newpark shall have the right at its election to complete the Exchange (in which event, as Newpark's sole and exclusive remedy with respect to the consequences of such loss or damage, all claims of the Companies with respect to such loss or damage and all insurance proceeds arising therefrom shall be for the account of the Companies), or, if it does not so elect, it shall have the right, which shall be in lieu of any other right or remedy whatsoever, to terminate this Agreement. In the latter event, all parties shall be released from liability hereunder.

  12. Termination. In addition to any party's right to terminate this Agreement if any condition precedent to its obligations is not satisfied at or before the Closing, either Newpark or the Stockholders may forthwith terminate this Agreement: (a) subject to clause (b) below, without liability to the other of them if a bona fide action or proceeding (by and at the sole instance of a party or parties not an Affiliate or Affiliates of Newpark or the Stockholders) shall be pending against either party on the date hereof wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transactions contemplated by this Agreement; or (b) without prejudice to other rights and remedies which either party may have, if a material default shall be made by the other of them in the observance or in the due and timely performance of its covenants and agreements herein contained, or if there shall have been a material breach of the warranties and representations herein contained.

  13. Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended, or in lieu of such personal delivery or overnight express delivery or facsimile transmission, 48 hours after deposit in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address provided below. The parties may change their respective addresses for the purpose of this Section 13 by giving notice of such change to the other party in the manner which is provided in this
Section 13.

          Stockholders:       Mr. Hill M. Dishman
                              Mr. James C. Dishman
                              Mr. James C. Dishman, Jr.
                              6820 College Street
                              Beaumont, TX  77707
                              Facsimile No.: (409) 866-8932

          Copy to:            Scot E. Sheldon, Esq.
                              Sheldon, Jordan & Dunham, L.L.P.
                              381 Liberty, Suite 200
                              Beaumont, TX  77701
                              Facsimile No.: (409) 835-3838

          Newpark:            c/o Newpark Resources, Inc.
                              3850 North Causeway, Suite 1770
                              Metairie, LA 70002
                              Attention:  Secretary
                              Facsimile No.:  (504) 833-9506

          Copy to:            Bertram K. Massing, Esq.
                              Ervin, Cohen & Jessup LLP
                              9401 Wilshire Boulevard, 9th Floor
                              Beverly Hills, CA  90212
                              Facsimile No.:  (310) 859-2325

    14. Assignment. Rights hereunder shall not be assignable and duties hereunder shall not be delegable by the Stockholders or Newpark without the prior written consent of the other; consent may be withheld for any reason or without reason; provided, however, Newpark may, in its sole discretion, assign any or all of its rights under this Agreement to any of its Affiliates; provided further, however, that no such assignment shall relieve Newpark of any obligation or liability hereunder. Nothing contained in or implied from this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto and their successors in interest and permitted assignees, unless expressly stated herein to the contrary.

  15. Certain Definitions. As used herein, the following terms (whether used in the singular or the plural) have the following meanings:

      "Affiliate" or "affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, without limiting the generality of the foregoing, includes (a) any director or officer of such Person or of any Affiliate of such Person, (b) any such director's or officer's Family Members, (c) any group, acting in concert, of one or more of such directors, officers or Family Members, and (d) any Person controlled by any such director, officer, Family Member or group which beneficially owns or holds 25% or more of any class of equity securities or profits interest. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

      "Bankruptcy Exception" means the limitation on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law.

          "Closing Value" means the average of the closing prices of Newpark's Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the five trading days immediately preceding the third trading day prior to the date of this Agreement.

          "Commission" means the U.S. Securities and Exchange Commission.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Family Member" means, in the case of a Person who is an individual, any parent, spouse or lineal descendant (including legally adopted descendants) of such Person, or the spouse of any such descendant.

          "Government Body" means any domestic or foreign federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

          "Hazardous Material Laws" means any and all federal, state and local laws in effect at or before the date hereof that relate to or impose liability or standards of conduct concerning the environment, as now or hereafter in effect and as have been or hereafter may be amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S) 9601, et seq.), the Hazardous Materials Transportation Act (42 U.S.C. (S) 1802, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251, et seq.), the Toxic Substances Control Act (14 U.S.C.
(S) 2601, et seq.), the Clean Air Act (42 U.S.C., (S) 7901 et seq.), the National Environmental Policy Act (42 U.S.C. (S) 4231, et seq.), the Refuse Act (33 U.S.C. (S) 407, et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300(f), et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

          "Hazardous Materials," means any flammable explosives, radioactive materials, asbestos, compounds known as polychlorinated byphenyls, chemicals now known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under the Hazardous Materials Laws.

          "Knowledge of the Stockholders" (and similar terms such as "to the best of the knowledge of the Stockholders") means the actual knowledge of the Stockholders or any other executive officer of the Companies.

          "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or prospects of the entity referred to (i.e., the Companies or Newpark) and its subsidiaries (i.e., the Newpark Subsidiaries), taken as a whole.

          "Permitted Lien(s)" means (a) all liens and encumbrances disclosed in the Disclosure Letter, (b) landlords', mechanics', carriers', workers' and similar statutory liens arising in the ordinary course of business for sums not delinquent, for which adequate reserves or other appropriate provisions have been made in the Company Financial Statements, (c) deed restrictions and similar exceptions to clear title not incurred in connection with indebtedness that do not materially impair the existing use or materially detract from the value of the assets or property subject thereto, and (d) liens for current taxes not delinquent, for which adequate reserves or other appropriate provisions have been made in the Company Financial Statements.

          "Person" or "person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Government Body.

          "Rules and Regulations" means the rules and regulations adopted by the Commission under the Securities Act and the Exchange Act.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax" (including with correlative meaning, the terms "Taxes" and "Taxable") means any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on-minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

          "Tax Return" means any return, report, statement, information statement and the like required to be filed with any authority with respect to Taxes.

  16. Disclaimer Concerning Tax Consequences. Although the parties intend that the Exchange will be a tax-free exchange, no party makes any express or implied warranty to any other party as to the Tax consequences of the Exchange, and all such warranties are hereby expressly disclaimed.

  17. Applicable Law; Jurisdiction. The provisions of this Agreement and all rights and obligations hereunder and under all documents, instruments and agreements executed under or in connection with this Agreement shall be governed and construed in accordance with the internal laws of the State of Texas applicable to contracts made and to be wholly performed within said State.

  18. Remedies Not Exclusive. Except as provided in Section 11, (a) no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, (b) each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, or otherwise and (c) the election of any one or more remedies by either party hereto shall not constitute a waiver of the right to pursue other available remedies.

  19. Accountants' and Attorneys' Fees. Newpark, the Companies and the Stockholders shall each pay their own accountants' and attorneys' fees related to the consummation of the Exchange. In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

  20. Payment of Expenses. Whether or not the Exchange is consummated, Newpark will pay and be responsible for all costs and expenses incurred by Newpark in connection with this Agreement and the transactions contemplated hereby, and the Stockholders will pay and be responsible for all costs and expenses incurred by the Companies and the Stockholders in connection with this Agreement and the transactions contemplated hereby.

  21. Successors and Assigns. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives and permitted successors and assigns.

  22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  23. Headings; Severability. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. The provisions of this Agreement are severable, and, if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions, to the extent enforceable, shall nevertheless be binding and enforceable upon the parties hereto.

  24. Amendments. No provision or term of this Agreement or any agreement contemplated herein between the parties hereto may be supplemented, amended, modified, waived or terminated except in a writing duly executed by the party to be charged.

  25. Waivers. At any time prior to the Closing, the parties hereto, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts or any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

  26. Entire Agreement. The Disclosure Letter and all schedules, exhibits and financial statements provided for herein are a part of this Agreement. This Agreement and the other agreements and documents provided for in this Agreement comprise the entire agreement of the parties and supersede all earlier understandings of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NEWPARK:                               STOCKHOLDERS:

NEWPARK RESOURCES, INC.
                                       /s/ Hill M. Dishman
                                       ---------------------
                                       Hill M. Dishman
By:  /s/ Matthew W. Hardey
   -----------------------
   Matthew W. Hardey, Chief
   Financial Officer                   /s/ James C. Dishman
                                       ----------------------
                                       James C. Dishman


                                       /s/ James C. Dishman, Jr.
                                       ---------------------------
                                       James C. Dishman, Jr.